Exhibit 24.1

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of Jerome B. Durso, Jared Freedberg, Andrew Saik, Rocco Venezia, Jose Truzman, and Edward Mahaney-Walter of Intercept Pharmaceuticals, Inc. (the “Company”), signing singly, with full power of substitution, as the undersigned’s true and lawful attorney-in-fact to:

1.	execute for and on behalf of the undersigned, in the undersigned’s capacity as an officer, director and/or more than 10% stockholder of the Company, Forms 3, 4 and 5 (including any amendments thereto) in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and any other forms or reports (including any amendments thereto) the undersigned may be required to file in connection with the undersigned’s ownership, acquisition or disposition of securities of the Company;

2.	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 or other form or report (including any amendments thereto), and timely file such form or report (including any amendments thereto) with the U.S. Securities and Exchange Commission and any stock exchange, self-regulatory or similar authority; and

3.	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, (i) any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, or any liability for the undersigned’s failure to comply therewith or (ii) any obligation or liability that the undersigned incurs for profit disgorgement under Section 16(b) of the Securities Exchange Act of 1934, as amended.

The undersigned agrees that each such attorney-in-fact may rely entirely on information furnished orally or in writing by the undersigned to such attorney-in-fact. The undersigned also agrees to indemnify and hold harmless the Company and each such attorney-in-fact against any losses, claims, damages or liabilities (or actions in these respects) that arise out of or are based upon any untrue statements or omission of necessary facts in the information provided by the undersigned to such attorney-in-fact for purposes of executing, acknowledging, delivering or filing Forms 3, 4 or 5 or other forms or reports (including any amendments thereto) and agrees to reimburse the Company and such attorney-in-fact for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of Jan 20, 2022.

/s/ Dagmar Rosa-Bjorkeson
Name: Dagmar Rosa-Bjorkeson